UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2005

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders 2004 Earnings $0.37 per Share”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

February 17, 2005

FLANDERS CORPORATION

By:  /s/

Steven K. Clark

Steven K. Clark

Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders 2004 Earnings $0.37 per Share

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

•

FLANDERS REPORTS RECORD ANNUAL EARNINGS OF $.37 PER SHARE

•

EARNINGS UP 26% OVER PRIOR YEAR

•

POSTS  RECORD ANNUAL REVENUE IN 2004

St. Petersburg, Florida, February 16, 2005 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the year ended December 31, 2004.  Earnings from operations were $9.8 million or $0.37 per share, up 26.1% from $7.7 million, or $0.30 per share for 2003.  Revenues for the year were up to $199.9 million from $182.8 million for the year 2003.

Steve Clark, President and C.E.O., commented, “We are very excited about our record annual earnings.  We are particularly pleased that there was revenue growth amongst all product lines allowing us to report record revenues for the corporation.  We continued to benefit from  our cost cutting measures and the continued implementation of vertical integration of our raw material supplies.  This process has allowed us to have lower operating costs and improved margins.  We are optimistic that we will continue to improve our results going forward”.

Robert Amerson, Chairman of the Board, commented “Our results are a testament to the success of our integration and product expansion.  We are also continuing to see a tremendous amount of interest in our high-end containment products for government and commercial settings.  We will diligently work on acquiring contracts in this area, and believe that success in this area could have a major impact on our operations.  This is a developing market, and we currently have no reliable data as to the size of this niche. We have a competitive advantage with these customers, given our long experience in what was, historically, a niche specialty manufacturing area.  We are also continuing the process to implement Flanders CSD (Flanders Complete Service Division), which continues our plan of using vertical markets and leveraging our success.  The success of this division should continue to allow us to post record results”.

Conference Call

The Company has scheduled a conference call for Thursday, February 17, 2005 at 11:00 EST.  People wishing to participate in the conference call should dial 877-691-0877 ten minutes prior to the call.

	2004	2003
Net sales	$ 199,933	$ 182,780
Gross profit	48,288	43,271
Operating expenses	33,569	32,112
Operating income	14,719	11,159
Nonoperating income (expense)	(368)	92
Earnings before income taxes	14,351	11,251
Provision for income taxes	4,581	3,505
Net earnings (loss)	$ 9,770	$ 7,746

Net Sales: Net sales for 2004 increased by $17,153 or 9.4%, to $199,933, from $182,780 for 2003.  The increase in net sales was due to our success in increasing our market share across generally all lines of our business.

Gross Profit:  Gross profit for 2004 increased $5,017 or 11.6%, to $48,288 which made up 24.2% of net sales, from $43,271 for 2003, which made up 23.7% of net sales.  The gross profit increase was principally due to a higher sales volume and cost reductions attributable to:

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Reductions in raw material expenses due to in-house production of various raw materials.

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Reductions in direct labor force headcount and better utilization of our automated equipment.

Operating Expenses:  Operating expenses for 2004 increased $1,457, or 4.5%, to $33,569, from $32,112 in 2003. The increase in operating expenses was primarily caused by a higher sales volume in 2004.  Operating expenses as a percentage of sales decreased in 2004 to 16.8% from 17.6% due primarily to a reduction of bad debt expense from 2003 of approximately $3.5 million in 2003 to$2.0 million in 2004.

Nonoperating income (expense):  Nonoperating income (expense) decreased approximately $460 to ($368) of expense for 2004, compared to $92 of income in 2003.  The decrease was due to a reduction of other income partially offset by a reduction of interest exepnse of approximately $300.

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the  development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.